Exhibit 99.1

For More Information, Contact:

Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance Operations & Planning	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Announces Preliminary Financial Results

 for Fiscal 2005 Second Quarter

Carpinteria, Calif. — August 12, 2004 — QAD Inc. (NASDAQ:QADI) today reported preliminary financial results for the fiscal 2005 second quarter ended July 31, 2004.

Based on preliminary estimates, QAD anticipates reporting lower than expected total revenue in the range of $56 million to $57 million, due primarily to slightly weaker than expected market and economic conditions.  The company had previously stated it expected total revenue between $58 million and $61 million for the fiscal 2005 second quarter.  In the comparable period last year, the company reported total revenue of $56 million.

In addition, QAD expects earnings in the range of $0.05 to $0.07 per diluted share for the fiscal 2005 second quarter, compared with $0.06 per diluted share in the same period last year.  QAD had expected earnings between $0.10 and $0.15 per diluted share, depending on the level and mix of revenue.

In line with management’s continuing focus on profitability, QAD has taken actions to decrease ongoing costs across various regions and departments.

QAD’s results remain subject to review by its outside independent auditors.  The company will report its complete fiscal 2005 second quarter results on Thursday, August 19, 2004.  QAD’s management will host a conference call at 2:00 p.m. PDT that day to discuss the financial results, operations and outlook.  The call will be accessible through a live webcast at www.qad.com.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  To receive any of QAD’s press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

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“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2004 ended January 31, 2004.

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